Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Fourth Quarter and Full Year 2019 Results

Full Year Cash Flow from Operations of $242 Million, Including $108 Million Generated in the Fourth Quarter

Repurchased $75 Million of Common Stock in 2019, Including $12 Million in the Fourth Quarter

Fourth Quarter 2019:	Full Year 2019:
Sales of $766 million	Sales of $3.662 billion
Net loss attributable to common stockholders of $(30) million	Net income attributable to common stockholders of $15 million
Adjusted EBITDA of $23 million	Adjusted EBITDA of $201 million

Houston, TX – February 13, 2020 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and other infrastructure products and services to the energy industry, today announced fourth quarter and full year 2019 results.

The company’s sales were $766 million for the fourth quarter of 2019, which was 19% lower than the third quarter of 2019 and 24% lower than the fourth quarter of 2018. Sales declined both sequentially and as compared to the fourth quarter of 2018 across all segments and end-markets.

Net loss attributable to common stockholders for the fourth quarter of 2019 was $(30) million, or $(0.37) per diluted share, as compared to income of $4 million, or $0.04 per diluted share in the fourth quarter of 2018. The fourth quarter results include after-tax charges related to severance and restructuring and asset write offs of $19 million, or $0.23 per diluted share and $3 million related to severance and restructuring charges, or $0.03 per diluted share in 2019 and 2018, respectively.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Customer spending levels in the fourth quarter were significantly lower than expected as budget exhaustion and capital discipline drove customer behavior. Despite sales being down this quarter, we generated $108 million in cash from operations and $242 million for the year, above our stated goal. Our free cash flow for 2019 was $200 million, resulting in a free cash flow yield of approximately 20%, based on today’s stock price. We also completed our most recent share buyback program in the fourth quarter. Since we began repurchasing shares in 2015, we have returned $375 million to shareholders and repurchased 24.2 million shares. Our cost and debt reduction efforts have also been successful. Excluding certain items, we reduced our SG&A in 2019 by $25 million and our outstanding debt by $133 million, as compared to last year. SG&A reductions in 2019 were taken by streamlining operations in alignment with lower activity levels, which included closing locations and other cost reduction efforts, all resulting in a reduction in headcount of 360 or 10%, including 130 in the fourth quarter.”

“Due to continued weakness in market conditions, we expect 2020 activity levels to be lower than 2019. However, we remain committed to delivering the highest returns for shareholders through cost and debt reduction, operational and working capital efficiencies and a strategy of pursuing higher margin opportunities. Our business model is resilient, and we expect to continue generating strong operating cash flow with a minimum target of $110 million in 2020.” Mr. Lane added.

MRC Global’s fourth quarter 2019 gross profit was $131 million, or 17.1% of sales, as compared to gross profit of $171 million, or 16.9% of sales, in the fourth quarter of 2018. Gross profit for the fourth quarter of 2019 and 2018 reflects expense of $1 million and $14 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Gross profit for the fourth quarter of 2019 was also negatively impacted by $8 million of pre-tax charges related to the final settlement of a multi-year customer project and the non-cash write-off of excess and obsolete inventory in our international segment. Excluding the impact of these charges, gross profit and adjusted gross profit would have been 18.1% and 20.0% in the fourth quarter of 2019, respectively.

Selling, general and administrative expenses were $141 million, or 18.4% of sales, for the fourth quarter of 2019 compared to $148 million, or 14.7% of sales, for the same period of 2018. SG&A expenses for the fourth quarter of 2019 and 2018 each include $4 million of pre-tax severance and restructuring charges. SG&A expenses for the fourth quarter of 2019 also include $5 million of pre-tax charges related to the doubtful collection of a product claim against a foreign supplier and $3 million for an end of year adjustment for insurance receivables.

The effective tax rate for the fourth quarter of 2019 reflects tax expense of $5 million on a $19 million pre-tax loss. This is due primarily to losses incurred in foreign jurisdictions with no corresponding tax benefit and additional taxes related to recent changes in tax regulations.

Adjusted EBITDA was $23 million in the fourth quarter of 2019 compared to $63 million for the same period in 2018. Please refer to the reconciliation of non-GAAP measures (adjusted gross profit and adjusted EBITDA) to GAAP measures (gross profit and net income) in this release.

Sales by Segment

U.S. sales in the fourth quarter of 2019 were $608 million, down $170 million, or 22%, from the same quarter in 2018. Midstream declined $74 million, or 21%, primarily due to lower sales in the transmission and gathering sub-sector. Upstream declined $57 million, or 29%, as a result of end of year budget exhaustion and increased capital discipline by our customers. Downstream declined by $39 million, or 17%, due primarily to non-recurring project work that resulted in a $20 million decrease in sales.

Canadian sales in the fourth quarter of 2019 were $43 million, down $36 million, or 46%, from the same quarter in 2018 driven by the upstream sector, which continues to be negatively impacted by low Canadian oil prices and government-imposed production limits.

International sales in the fourth quarter of 2019 were $115 million, down $37 million, or 24%, from the same period in 2018 reflecting the conclusion of a major upstream project in Kazakhstan, as well as, the impact of weaker foreign currencies relative to the U.S. dollar, which unfavorably impacted sales by $4 million. Excluding the impact of the project and weaker foreign currencies, sales increased $5 million, or 5%, due to improved market conditions, particularly in Norway and the United Kingdom.

Sales by Sector

Upstream sales in the fourth quarter of 2019 were $224 million, or 29% of total sales, down $115 million, or 34%, from the fourth quarter of 2018. The decrease in upstream sales was across all geographic segments, as described above.

Midstream sales in the fourth quarter of 2019 were $298 million, or 39% of total sales, down $75 million, or 20%, from the fourth quarter of 2018. Sales to transmission and gathering customers were down 34% over the same quarter in 2018 due to customer capital discipline while sales to gas utility customers were down 9% for the quarter primarily due to the timing of deliveries and lower activity levels for a couple of customers. Gas utility sales were up 3% in 2019 over 2018, as the company continues to grow its share in this end market.

Downstream sales in the fourth quarter of 2019 were $244 million, or 32% of total sales, down $53 million, or 18%, from the fourth quarter of 2018 due primarily to the U.S. segment as described above.

Balance Sheet and Cash Flow

Cash balances were $32 million at December 31, 2019. Debt, net of cash, was $519 million and excess availability under the company’s asset-based lending facility was $451 million as of December 31, 2019. Cash provided by operations was $108 million in the fourth quarter of 2019 resulting in $242 million of cash provided by operations in 2019. Free cash flow (cash provided by operations less capital expenditures less preferred stock dividends) was $200 million in 2019. The company believes MRC Global’s liquidity position of $483 million is sufficient to support the business and capital needs of the company.

Share Repurchase Programs

In October 2018, the board of directors authorized a share repurchase program for common stock of up to $150 million, which was completed in the fourth quarter of 2019. During the fourth quarter of 2019, the company purchased the remaining $12 million of its common stock at an average price of $15.15 per share. In 2019, the company purchased $75 million of its common stock at an average price of $15.38 per share.

Since 2015, the company has purchased $375 million or 24.2 million shares at an average price of $15.48 per share. The outstanding share count as of December 31, 2019 was 81.4 million shares.

2020 Annual Guidance

The company has the following expectations regarding its results in 2020:

	Low	High
Revenue	$3,200 million	$3,700 million
Net income (before preferred stock dividends)	$40 million	$70 million
Diluted income per common share	$0.19	$0.56
Adjusted EBITDA	$160 million	$200 million
Cash flow from operations	$110 million	$160 million

Please refer to the reconciliation of Net income to Adjusted EBITDA in this release.

Conference Call

The company will hold a conference call to discuss its fourth quarter 2019 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 14, 2020. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through February 28, 2020 and can be accessed by dialing 201-612-7415 and using pass code 13697753#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 260 service locations worldwide, approximately 3,200 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global manages a complex network of over 200,000 SKUs and 10,000 suppliers simplifying the supply chain for its over 14,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at

www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “expectations,” “believes,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, revenue, net income and adjusted EBITDA, the company’s expectations regarding its sales, including (without limitation) sales to utility customers, sales through e-commerce, sales from services provided by the company’s Valve Engineering & Modification Center and sales of valves, adjusted EBITDA, tax rate, achievement of working capital targets, capital expenditures, savings from cost reductions and cash from operations,  growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

0

	December 31,
	2019	2018
Assets
Current assets:
Cash	$32	$43
Accounts receivable, net	459	587
Inventories, net	701	797
Other current assets	26	38
Total current assets	1,218	1,465

Long-term assets:
Operating lease assets	186	-
Property, plant and equipment, net	138	140
Other assets	19	23

Intangible assets:
Goodwill, net	483	484
Other intangible assets, net	281	322
	$2,325	$2,434

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$357	$435
Accrued expenses and other current liabilities	91	130
Operating lease liabilities	34	-
Current portion of long-term debt	4	4
Total current liabilities	486	569

Long-term obligations:
Long-term debt, net	547	680
Operating lease liabilities	167	-
Deferred income taxes	91	98
Other liabilities	37	40

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
105,624,750 and 104,953,693 issued, respectively	1	1
Additional paid-in capital	1,731	1,721
Retained deficit	(483)	(498)
Treasury stock at cost: 24,216,330 and 19,347,839 shares, respectively	(375)	(300)
Accumulated other comprehensive loss	(232)	(232)
	642	692
	$2,325	$2,434

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018

Sales	$766	$1,009	$3,662	$4,172
Cost of sales	635	838	3,009	3,483
Gross profit	131	171	653	689

Selling, general and administrative expenses	141	148	550	562
Operating (loss) income	(10)	23	103	127

Other (expense) income:
Interest expense	(9)	(10)	(40)	(38)
Write off of debt issuance costs	-	-	-	(1)
Other, net	-	3	3	7

Income (loss) before income taxes	(19)	16	66	95
Income tax expense	5	6	27	21
Net income	(24)	10	39	74
Series A preferred stock dividends	6	6	24	24
Net (loss) income attributable to common stockholders	$(30)	$4	$15	$50

Basic (loss) earnings per common share	$(0.37)	$0.05	$0.18	$0.55
Diluted (loss) earnings per common share	$(0.37)	$0.04	$0.18	$0.54
Weighted-average common shares, basic	81.8	88.6	83.0	90.1
Weighted-average common shares, diluted	81.8	89.9	83.9	91.8

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended December 31,
	2019	2018
Operating activities
Net income	$39	$74
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	21	23
Amortization of intangibles	42	45
Equity-based compensation expense	16	14
Deferred income tax benefit	(5)	(9)
Amortization of debt issuance costs	1	1
Inventory-related charges	5	-
Write off of debt issuance costs	-	1
(Decrease) increase in LIFO reserve	(2)	62
Change in fair value of derivative instruments	-	(1)
Provision for uncollectible accounts	2	1
Other non-cash items	5	9
Changes in operating assets and liabilities:
Accounts receivable	127	(74)
Inventories	95	(175)
Other current assets	10	8
Accounts payable	(79)	27
Accrued expenses and other current liabilities	(35)	(17)
Net cash provided by (used in) operations	242	(11)

Investing activities
Purchases of property, plant and equipment	(18)	(20)
Proceeds from the disposition of property, plant and equipment	1	6
Other investing activities	1	-
Net cash used in investing activities	(16)	(14)

Financing activities
Payments on revolving credit facilities	(1,145)	(1,118)
Proceeds from revolving credit facilities	1,016	1,280
Payments on long-term obligations	(4)	(4)
Debt issuance costs paid	-	(1)
Purchases of common stock	(75)	(125)
Dividends paid on preferred stock	(24)	(24)
Proceeds from exercise of stock options	-	21
Repurchase of shares to satisfy tax withholdings	(6)	(5)
Net cash (used in) provided by financing activities	(238)	24

Decrease in cash	(12)	(1)
Effect of foreign exchange rate on cash	1	(4)
Cash beginning of year	43	48
Cash end of year	$32	$43

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

					Expected for the
	Three Months Ended		Year Ended		Year Ending
	December 31,	December 31,	December 31,	December 31,	December 31, 2020
	2019	2018	2019	2018	(mid-point)

Net (loss) income	$(24)	$10	$39	$74	$55
Income tax expense	5	6	27	21	20
Interest expense	9	10	40	38	33
Depreciation and amortization	5	6	21	23	22
Amortization of intangibles	9	11	42	45	28
Increase (decrease) in LIFO reserve	1	14	(2)	62	5
Inventory-related charges (1)	5	-	5	-	-
Equity-based compensation expense (2)	4	3	16	14	17
Severance and restructuring charges (3)	4	4	9	4	-
Foreign currency gains	-	(1)	(1)	(1)	-
Write off of debt issuance costs (4)	-	-	-	1	-
Supplier bad debt (5)	5	-	5	-	-
Change in fair value of derivative instruments	-	-	-	(1)	-
Adjusted EBITDA	$23	$63	$201	$280	$180

Notes to above:

(1)	Non-cash charges (pre-tax) for excess and obsolete inventory in the international segment.
(2)	Recorded in SG&A
(3)	Charges (pre-tax) related to employee severance and restructuring charges recorded in SG&A.
(4)	Charge (pre-tax) related to the write off of debt issuance costs related to the refinancing of our senior secured Term Loan in 2018.
(5)	Non-cash charges (pre-tax) recorded in SG&A related to the doubtful collection of a product claim against a foreign supplier.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,		Percentage	December 31,	Percentage
	2019		of Revenue	2018	of Revenue

Gross profit, as reported	$131	(1)	17.1%	$171	16.9%
Depreciation and amortization	5		0.7%	6	0.6%
Amortization of intangibles	9		1.2%	11	1.1%
Increase in LIFO reserve	1		0.1%	14	1.4%
Adjusted Gross Profit	$146	(1)	19.1%	$202	20.0%

	Year Ended
	December 31,		Percentage	December 31,	Percentage
	2019		of Revenue*	2018	of Revenue*

Gross profit, as reported	$653	(1)	17.8%	$689	16.5%
Depreciation and amortization	21		0.6%	23	0.6%
Amortization of intangibles	42		1.1%	45	1.1%
(Decrease) increase in LIFO reserve	(2)		(0.1%)	62	1.5%
Adjusted Gross Profit	$714	(1)	19.5%	$819	19.6%

Notes to above:

*	Column does not foot due to rounding.
(1)

Includes $5 million of non-cash charges (pre-tax) recorded in cost of goods sold in our international segment for excess and obsolete inventory, and $3 million of charges (pre-tax) recorded in sales for the final settlement of a multi-year customer project, for each of the three months and year ended December 31, 2019. Excluding these charges for the three months ended December 31, 2019 gross profit, as reported would be $139 million (18.1%) and adjusted gross profit would be $154 million (20.0%). Excluding these charges for the year ended December 31, 2019 gross profit, as reported would be $661 million (18.0%) and adjusted gross profit would be $722 million (19.7%).

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
December 31,

	U.S.	Canada	International	Total
2019:
Upstream	$140	$32	$52	$224
Midstream	281	7	10	298
Downstream	187	4	53	244
	$608	$43	$115	$766
2018:
Upstream	$197	$59	$83	$339
Midstream	355	15	3	373
Downstream	226	5	66	297
	$778	$79	$152	$1,009

Year Ended
December 31,

	U.S.	Canada	International	Total
2019:
Upstream	$723	$162	$222	$1,107
Midstream	1,379	42	29	1,450
Downstream	854	22	229	1,105
	$2,956	$226	$480	$3,662
2018:
Upstream	$777	$239	$270	$1,286
Midstream	1,608	48	21	1,677
Downstream	936	28	245	1,209
	$3,321	$315	$536	$4,172

Sales by Product Line

0

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2019	2018	2019	2018
Line pipe	$92	$172	$560	$728
Carbon steel fittings and flanges	109	152	565	683
Total carbon steel pipe, fittings and flanges	201	324	1,125	1,411

Valves, automation, measurement and instrumentation	309	407	1,434	1,553
Gas products	126	136	551	561
Stainless steel alloy pipe and fittings	42	46	177	196
General oilfield products	88	96	375	451
	$766	$1,009	$3,662	$4,172

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2019
	Three Months Ended		Year Ended
	Net Income	Per Share*	Net Income	Per Share*

Net income attributable to common stockholders	$(30)	$(0.37)	$15	$0.18
Increase (decrease) in LIFO reserve, net of tax	1	0.01	(2)	(0.02)
Adjusted net income attributable to common stockholders	$(29)	$(0.35)	$13	$0.15

	December 31, 2018
	Three Months Ended		Year Ended
	Net Income	Per Share*	Net Income	Per Share*

Net income attributable to common stockholders	$4	$0.04	$50	$0.54
Increase in LIFO reserve, net of tax	11	0.12	48	0.52
Adjusted net income attributable to common stockholders	$15	$0.17	$98	$1.07

Notes to above:

* Column does not foot due to rounding.

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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